UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 12, 2007

AFTERMARKET TECHNOLOGY CORP.
(Exact name of registrant as specified in its charter)

Delaware	0-21803	95-4486486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 Opus Place, Suite 600, Downers Grove, Illinois	60515
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code	(630) 271-8100

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory
       Arrangements of Certain Officers.

Salary Increases for Named Executive Officers

      On December 12, 2007, the Compensation and Nominating Committee of the Board of Directors of Aftermarket Technology Corp. approved increases to the annual base salaries of our principal financial officer and two other of our named executive officers1 as follows:

	Current Salary	New Salary
Todd R. Peters	$337,500	$344,500
William L. Conley, Jr.	$260,000	$280,000
Joseph Salamunovich	$244,000	$256,000

      These increases will take effect January 1, 2008.

2008 Incentive Compensation Programs

      On December 12, the Compensation and Nominating Committee also approved the 2008 annual incentive compensation plan and the 2008 long-term cash incentive portion of the Company’s long-term incentive plan for our named executive officers (other than our principal executive officer) and another executive officer who is expected to be one of our named executive officers for 2007, which plans are administered under our Stock Incentive Plans.  In the 2008 annual incentive compensation plan, these officers will receive a cash bonus if we achieve or exceed specified EPS and other financial targets for 2008, provided that the bonuses may be reduced by up to 20% at the discretion of the Committee if certain quality and service metrics are not achieved during the year. In the long-term cash incentive plan, these officers will be eligible to receive a cash award after three years only if Aftermarket Technology Corp. and/or the officer’s business segment achieves targets for revenue, net income and return on invested capital established for the three-year period of 2008-2010.   These bonuses are stated as a percentage of base salary.  For 2008, the base bonus percentage for each of these officers is as follows:

	Annual Plan Percent of Base Salary	Long-term Cash Plan Percent of Base Salary
Todd R. Peters	60	37.5
William L. Conley, Jr.	60	37.5
Richard L. Stanley	60	37.5
Brett O. Dickson	50	22.5
Joseph Salamunovich	45	22.5

 1  Our “named executive officers” are the five persons who were, as of December 31, 2006, our principal executive officer, our principal financial officer and our three other most highly compensated executive officers.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 18, 2007	AFTERMARKET TECHNOLOGY CORP.
	By:	/s/ Joseph Salamunovich
Title: Vice President